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Sec. 180.1006           State of Wisconsin
Wis. Stats.   Department of Financial Institutions


             ARTICLES OF AMENDMENT - STOCK, FOR-PROFIT CORPORATION


A. The present corporate name (prior to any change effected by this amendment) is:

    APPLIED POWER INC.
    -------------------

Text of Amendment (Refer to the existing articles of incorporation and the instructions on the reverse of this form. Determine those items to be changed and set forth the number identifying the paragraph in the articles of incorporation being changed and how the amended paragraph is to read.)

RESOLVED, THAT the articles of incorporation be amended as follows:

ARTICLE I IS HEREBY AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

                                   ARTICLE I
                                      Name

The name of the corporation is Actuant Corporation.

B.   Amendment(s) adopted on   JANUARY 9, 2001
                               ---------------

(Indicate the method of adoption by checking (X) the appropriate choice below.)

     (    )  In accordance with sec. 180.1002, Wis. Stats. (By the Board of
     Directors)
OR
     ( X ) In accordance with sec. 180.1003, Wis. Stats. (By the Board of Directors and Shareholders)
OR
     (    )  In accordance with sec. 180.1005, Wis. Stats. (By Incorporators or
     Board of Directors, before issuance of shares)

C.   Executed on   JANUARY 9, 2001             /s/ Robert C. Arzbaecher
                   ---------------            --------------------------------
                                                        (Signature)
Title:  (  X  ) President  (    ) Secretary
or other officer title ____________________        Robert C. Arzbaecher
                                                   ---------------------------
                                                        (Printed Name)

This document was drafted by     WALTER J. SKIPPER
                                 -----------------
                    (Name the individual who drafted the document)